EXHIBIT 99.1

PRESS RELEASE DATED FEBRUARY 8, 2007

☐NEWS☐

FOR RELEASE: February 8, 2007

PetroHunter Energy Corporation Announces Revisions to Agreement with MAB Resources LLC

Denver, Colo. – February 8, 2007 – PetroHunter Energy Corporation (OTC BB: PHUN) (“PetroHunter”) announced today revisions to its agreement with MAB Resources LLC.

A new agreement between the Company and MAB Resources LLC ("MAB Resources") (the "Agreement") was previously announced on January 11, 2007. PetroHunter has now announced that the parties have further amended the Agreement. A summary of the terms of the Agreement as most recently amended is as follows:

•	PetroHunter's working interest in all its oil and gas properties is doubled (from 50% undivided interest in the properties to 100%);
•	PetroHunter's prior obligation to carry MAB for its 50% portion of the first $700 million in capital costs is eliminated;
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In consideration for MAB Resources' assignment of its 50% working interest and relinquishment of the carried interest, it will receive 50 million shares of PetroHunter common stock and $13.5 million paid over five years at the rate of $225,000 a month (plus interest at LIBOR) pursuant to an unsecured promissory note;

•	PetroHunter's aggregate monthly payment for consulting services related to the existing properties is reduced to $25,000 from the $600,000 monthly Capital Cost Advances;
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MAB's 3% overriding royalty is increased to 5%, except the override will not apply to the Piceance II properties and will not apply where such override would result in PetroHunter having less than a 75% net revenue interest;

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MAB has the right and opportunity to receive up to an additional 50 million shares, to be held in escrow and released over a five-year period in specified numbers under a sliding scale tied to PetroHunter's performance in booking reserves, with all 50 million shares to be issued to MAB if and when PetroHunter books one trillion cubic feet of proved reserves by January 1, 2012. If PetroHunter does not achieve one trillion cubic feet of Proved Reserves by that date, the balance of shares in escrow, if any, will be returned to PetroHunter;

•	MAB Resources will receive 7% of the shares outstanding and issued in PetroHunter's wholly-owned subsidiary, PetroHunter Energy NT, Ltd., which owns and operates the Company's Beetaloo Basin assets;
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The transfer of MAB's working interest for PetroHunter shares, including the carried interest, and the consideration and other terms, the revised override, and MAB foregoing the monthly Capital Cost Advances (all as described above), will be analyzed in an independent economic evaluation, and the Closing under the new Agreement will be subject to such evaluation concluding that the consideration exchanged by the parties reflects a fair and reasonable market value for PetroHunter.

Chairman and CEO, Dr. Ahlbrandt, noted, "These recent amendments to the agreement with MAB Resources further improves PetroHunter's financial position and our ability to carry out our business plan."

About PetroHunter Energy Corporation

PetroHunter Energy Corporation, through the operations of its wholly-owned subsidiary, PetroHunter Operating Company, is a global oil and gas exploration and production company with primary assets consisting of an undivided 100% working interest in various oil and gas leases and related interests in oil and natural gas prospects, including approximately 220,000 net mineral acres in Colorado, Utah and Montana, and 7,000,000 net mineral acres in Australia.

MAB Resources LLC is the largest shareholder in PetroHunter. Marc A. Bruner is the controlling owner of MAB Resources LLC.

PetroHunter Energy Corporation shares trade in the United States on the Over-the-Counter Bulletin Board (OTC BB: PHUN).

Contacts:

PetroHunter Energy Corporation

Corporate Address

1875 Lawrence Street, Suite 1400

Denver Colorado 80202 USA

Phone (303) 572-8900, Fax (303) 572-8927

Dr. Thomas Ahlbrandt	Chairman and CEO
(303) 572-8900
Garry D. Lavold	President and COO

(303) 572-8900

Michael K. Lam	Corporate Development North America

(416) 303-8810

Alexander Hubbard-Ford	Corporate Development Europe

+44 (0) 79 8448 1541

Brad Long	Investor Relations

(866) 795-3436

(360) 332-4013

Investor Relations Contacts

United States	CTA Integrated Communications
Bevo Beaven	Vice President/General Manager

(303) 665-4200

United Kingdom	4C Burvale
Carina Corbett, John Carrick Smith	+44 (0) 20 7559 6710

Forward-Looking Statements

Except for statements of historical fact, the information presented herein constitutes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and other factors over which PetroHunter Energy Corporation, or any of its subsidiaries, has little or no control.

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